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As filed with the Securities and Exchange Commission on July 17, 2003.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SICOR INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0176647
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
19 Hughes Irvine, California	92618
(Address of Principal Executive offices)	(Zip Code)

SICOR INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Copy to:
WESLEY N. FACH	THOMAS E. SPARKS, JR.
Senior Vice President, General	Pillsbury Winthrop LLP
Counsel and Secretary	P.O. Box 7880
SICOR Inc.	San Francisco, CA 94120
19 Hughes	(415) 983-1000
Irvine, California 92618
(949) 455-4700
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $.01 par value, including related Series I Participating Preferred Stock Purchase Rights	50,000 shares	$21.33	$1,066,500	$86.28

(1)
Pursuant to Rule 416(a) under the Securities Act, this registration statement also includes an indeterminate number of additional shares which may be offered and issued in connection with any stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457, upon the average of the high and low prices as reported on the Nasdaq National Market on July 10, 2003.

        The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference.

        The following documents filed by Registrant with the Securities and Exchange Commission (File Nos. 0-18549) are incorporated by reference in this registration statement:

  (1)
  Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

  (2)
  Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

  (3)
  The description of Registrant's Common Stock contained in Registrant's registration statement on Form 8-A, filed April 27, 1990; and

  (4)
  The description of Registrant's Preferred Stock Purchase Rights for Series I Participating Preferred Stock, par value $0.01 per share, contained in Registrant's registration statement on Form 8-A, filed March 23, 1992, as amended by a Form 8-A/A, filed July 25, 2001.

        In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Certain legal matters with respect to the validity of the securities offered hereby has been passed upon by Pillsbury Winthrop LLP. A member of the law firm of Pillsbury Winthrop LLP owns 10,000 shares of common stock, and has an option to acquire an additional 25,000 shares of common stock.

Item 6.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law, the Delaware GCL, permits our board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of ours, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended, the Act. The Delaware GCL provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. Article IX of our Restated Certificate of Incorporation, as amended, provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by law. In addition, we have entered into separate indemnification agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

        See Index to Exhibits.

Item 9.    Undertakings.

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 17, 2003.

SICOR INC.
By:	/s/ MARVIN SAMSON Marvin Samson President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marvin Samson or Wesley N. Fach, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ MARVIN SAMSON Marvin Samson	President, Chief Executive Officer and Director (Principal Executive Officer)	July 17, 2003
/s/ JACK E. STOVER Jack E. Stover	Executive Vice President, Finance, Chief Financial Officer and Treasurer (Principal Financial Officer)	July 17, 2003
/s/ DAVID C. DREYER David C. Dreyer	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	July 17, 2003
/s/ DONALD E. PANOZ Donald E. Panoz	Chairman of the Board of Directors	July 17, 2003
Carlo Salvi	Vice Chairman of the Board of Directors	July , 2003
/s/ LEE BURG Lee Burg	Director	July 17, 2003

/s/ MICHAEL D. CANNON Michael D. Cannon	Director	July 17, 2003
/s/ MICHAEL D. CASEY Michael D. Casey	Director	July 17, 2003
/s/ HERBERT J. CONRAD Herbert J. Conrad	Director	July 17, 2003
/s/ J. SANFORD MILLER J. Sanford Miller	Director	July 17, 2003
/s/ JOHN J. ROBERTS John J. Roberts	Director	July 17, 2003
/s/ CARLO RUGGERI Carlo Ruggeri	Director	July 17, 2003

INDEX TO EXHIBITS

Exhibit Number	Exhibit
5.1	Opinion of Pillsbury Winthrop LLP regarding legality of securities to be offered.
10.1	SICOR Inc. Amended and Restated Employee Stock Purchase Plan.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.3	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see page 5).

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Certain Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS